Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-95361, 333-33986, 333-37630, 333-45818, 333-49628, 333-59346, 333-63514, 333-99559, 333-99673, 333-106420, 333-110729, 333-112611, 333-124959, 333-124961, 333-128497 and 333-129713), and Form S-8 (Nos. 333-74197, 333-86728 and 333-124960) of our report dated April 15, 2007, relating to the consolidated financial statements and schedule of Arotech Corporation appearing in this Form 10-K for the year ended December 31, 2006.

/s/ BDO Seidman, LLP
BDO Seidman, LLP

Grand Rapids, Michigan
April 16, 2007